EXHIBIT 99

CINTAS CORPORATION ANNOUNCES ANTICIPATED SALES AND
EARNINGS FOR THE THIRD QUARTER AND FISCAL YEAR

Cincinnati, February 21, 2002 - Cintas Corporation is providing updated revenue and earnings guidance for its third quarter ending February 28, 2002 and for the fiscal year ending May 31, 2002.

Rental revenue for the three month period ending February 28, 2002 is forecast to be approximately $420 million, reflecting a 5% increase over the third quarter last year. Total revenue, including rental revenue and the sale of uniforms and other products, is expected to be approximately $540 million reflecting a 1% increase over the third quarter last year. Earnings per share are forecast to be $.31 to $.33 per share versus $.32 per share a year ago.

The company is now forecasting rental revenue for the fiscal year ending May 31, 2002 to be $1.72 to $1.75 billion and total revenue to be $2.225 to $2.26 billion. This revenue forecast results in overall revenue growth of 3% to 5% with growth of approximately 7% to 9% in rental revenues. Earnings per share for the full year are now expected to be in the range of $1.36 to $1.39 versus $1.30 last year.

Robert J, Kohlhepp, Cintas CEO, commented, “Our previous guidance anticipated a slight improvement in the overall economy beginning in January with an acceleration this Spring. Unfortunately, the North American economy continues to be sluggish, and we do not anticipate any improvement until the second half of calendar 2002. Business during the holiday periods was unusually slow as customers temporarily shut down operations in order to reduce costs. While our new business efforts have shown mid double-digit increases this fiscal year, we continue to see shrinkage in the employment levels of our existing customers. We also are experiencing much lower demand from customers in the transportation and hospitality industries who purchase uniforms. We believe that once the economy improves, Cintas will be positioned to benefit significantly from a pick up in demand among our existing customers.”

Mr. Kohlhepp continued, ” Cintas will continue to monitor expenditures closely in all areas, including capital expansion, thereby generating significant cash and improving the condition of an already very strong balance sheet. We currently have a balance in cash and short term marketable securities of over $225 million and a debt to capital ratio of approximately 14%. Despite continued aggressive sales and marketing efforts, our margins remain in our target range. We intend to be aggressive in pursuing strategic acquisition opportunities that make economic sense to our shareholders.”

Headquartered in Cincinnati, Cintas Corporation is the leader in the corporate identity uniform industry providing uniforms to a wide variety of industries nationwide. The Company also provides a range of outsourcing services including entrance mats, sanitation supplies, cleanroom services and first aid and safety products and services. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company, which has achieved 32 consecutive years of growth in sales and earnings, to date, was named the top outsourcing services provider in Fortune Magazine’s 2001 “America’s Most Admired Companies” survey.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. This news release contains forward-looking statements that reflect the Company’s current views as to future events and financial performance with respect to its operations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, the outcome of pending environmental matters, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation under the Act to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:
William C. Gale, Vice President-Finance and CFO--513/573-4211